Exhibit 10 (a) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference of our firm under the captions "Experts" and "Independent Registered Public Accounting Firm" and to the use of our report dated March 18, 2005 with respect to the consolidated financial statements of ING USA Annuity and Life Insurance Company (formerly Golden American Life Insurance Company) as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004, and to the use of our report dated March 15, 2005 with respect to the statement of assets and liabilities of Separate Account B of ING USA Annuity and Life Insurance Company as of December 31, 2004 and the related statement of operations for the period then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Post Effective Amendment No. 31 to the Registration Statement (Form N-4 333-28755), and the related prospectus and statement of additional information of Separate Account B.

Our audits (to which the date of our report is March 18, 2005) also included the financial statement schedules of ING USA Annuity and Life Insurance Company (formerly Golden American Life Insurance Company). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein

                                                        /s/ Ernst & Young, LLP

Atlanta, Georgia
April 15, 2005